     As filed with the Securities and Exchange Commission on August 31, 1998
                                              Registration No. 333-_____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

         GEORGIA                                            58-1521612
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

                              515 EAST AMITE STREET
                         JACKSON, MISSISSIPPI 39201-2702
                          (Address, including zip code,
                  of registrant's principal executive offices)


   WORLDCOM, INC. 401(K) SALARY SAVINGS PLAN (F/K/A LDDS SALARY SAVINGS PLAN)
--------------------------------------------------------------------------------
                            (Full title of the plan)

                            P. BRUCE BORGHARDT, ESQ.
                                 WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                            ST. LOUIS, MISSOURI 63127
                                 (314) 909-4100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         -------------------------------


                         CALCULATION OF REGISTRATION FEE

-------------------------- ------------------------ ------------------------ ------------------------ ------------------------
                                                      Proposed maximum         Proposed maximum
 Title of securities to                               offering price per       aggregate offering     Amount of registration
    be registered(1)         Amount to be registered      share(2)                 price(2)                     fee
-------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Common stock, $0.01 par           3,200,000
value, and associated             shares(4)                 $47.9688              $153,500,000                $45,283
preferred stock purchase
rights(3)
-------------------------- ------------------------ ------------------------ ------------------------ ------------------------

----------

1 Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

2 Computed pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents the average of the high and low prices for the Registrant's Common Stock reported on the Nasdaq National Market on August 28, 1998.

3 Each share of Common Stock also represents one preferred stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.

4 This Registration Statement also covers such additional shares of common stock as may be issuable pursuant to antidilution provisions.

         This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on this form relating to the same employee benefit plan is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by WorldCom, Inc. (the "Company") and the WorldCom, Inc. 401(k) Salary Savings Plan (f/k/a LDDS Salary Savings Plan) (the "Plan") on November 9, 1993, Registration No. 33-71450, are incorporated by reference into this Registration Statement.

Item 3.  Incorporation Of Certain Documents By Reference

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415, in the case of Resurgens) or by the WorldCom, Inc. 401(k) Salary Savings Plan (the "Plan") under File No. 333-02115 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and shall be deemed to be a part hereof:

         (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (2) WorldCom's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998;

         (3) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996, and as amended on Forms 8-K/A filed November 4, 1996, November 20, 1996, and December 19, 1997), November 9, 1997 (filed November 12, 1997, and as amended on Forms 8-K/A-1 filed on January 27, 1998, on Form 8-K/A-2 filed on January 28, 1998 and on Form 8-K/A-3 filed on May 28, 1998), January 29, 1998 (filed February 12, 1998), May 28, 1998 (filed May 28, 1998), July 23, 1998
(filed July 24, 1998), August 4, 1998 (filed August 4, 1998), August 6, 1998 (filed August 6, 1998) and August 6, 1998 (filed August 7, 1998);

         (4) the description of WorldCom's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in WorldCom's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to WorldCom's Special Meeting of Shareholders held on December 20, 1996, under the following captions:
"Description of WorldCom Capital Stock" and "Comparative Rights of
Shareholders";

         (5) the description of WorldCom's Preferred Stock Purchase Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996, as updated by WorldCom's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997);

         (6) the description of the WorldCom Series B Convertible Preferred Stock contained in WorldCom's Registration Statement on Form 8-A dated November 13, 1996; and

         (7) the Annual Report on Form 11-K of the Plan for the year ended December 31, 1997.

         All documents filed by the Company or the Plan with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the termination of the offering of the securities registered hereby shall be deemed to be incorporated by reference herein and into the respective prospectus for the Plan and to be a part hereof and thereof from the date of filing of such documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus.

Item 6.  Indemnification Of Directors And Officers

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he or she is made a party by reason of being a director of WorldCom and of directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851 (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

         Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

         A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful which respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

         The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

         Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, WorldCom's Bylaws, general or specific actions by its board of directors or contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The indemnification provisions of Article X of WorldCom's Bylaws and Article Eleven of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

Item 8.  Exhibits

         See Exhibit Index.

         The Registrant has submitted the plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on August 31, 1998.

                                                   WORLDCOM, INC.



                                                   By: /s/ Scott D. Sullivan
                                                       -----------------------
                                                       Scott D. Sullivan
                                                       Chief Financial Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan, and P. Bruce Borghardt, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Name                                   Title                         Date
             ----                                   -----                         ----


/s/ James C. Allen                                 Director                   August 31, 1998
------------------------------------------
     James C. Allen



/s/ Carl J. Aycock                                 Director                   August 31, 1998
------------------------------------------
     Carl J. Aycock



/s/ Max E. Bobbitt                                 Director                   August 31, 1998
------------------------------------------
     Max E. Bobbitt

/s/ Stephen M. Case                                Director                   August 31, 1998
------------------------------------------
      Stephen M. Case



             Name                                   Title                         Date
             ----                                   -----                         ----


/s/ Bernard J. Ebbers                               Director, President and        August 31, 1998
--------------------------------------------        Chief Executive Officer
       Bernard J. Ebbers


/s/ Francesco Galesi                                Director                       August 31, 1998
--------------------------------------------
       Francesco Galesi



/s/ Stiles A. Kellett, Jr.                          Director                       August 31, 1998
--------------------------------------------
       Stiles A. Kellett, Jr.



/s/ John A. Porter                                  Director                       August 31, 1998
--------------------------------------------
       John A. Porter



/s/ John W. Sidgmore                                Director                       August 31, 1998
--------------------------------------------
       John W. Sidgmore



/s/ Scott D. Sullivan                               Director and Chief Financial   August 31, 1998
--------------------------------------------        Officer (Principal Financial
       Scott D. Sullivan                            Officer and Principal
                                                    Accounting Officer)


/s/ Lawrence C. Tucker                              Director                       August 31, 1998
--------------------------------------------
       Lawrence C. Tucker

                                       6

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on August 31, 1998.

                                    WORLDCOM, INC. 401(k) SALARY SAVINGS PLAN


                                    By:  /s/ Scott D. Sullivan
                                         -------------------------------------
                                             Scott D. Sullivan, Trustee

                                  EXHIBIT INDEX

   EXHIBIT
    NUMBER              DESCRIPTION
   -------              -----------
    23.1       Consent of Arthur Andersen LLP
    23.2       Consent of PricewaterhouseCoopers LLP
    23.3       Consent of Arthur Andersen LLP
    23.4       Consent of Arthur Andersen LLP
    23.5       Consent of PricewaterhouseCoopers LLP
    23.6       Consent of KPMG Peat Marwick LLP
    24.1       Power of Attorney (included in Signature Pages)